Exhibit 99.1

Coldwater Creek Announces Fiscal 2003 First Quarter Results

SANDPOINT, Idaho, May 28, 2003 – Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three-month period ended May 3, 2003, compared with the three-month period ended May 4, 2002.

Net income for the three-month period ended May 3, 2003 (the fiscal 2003 first quarter), increased $0.5 million, or 35.4 percent, to $1.9 million, or $0.12 per diluted share, compared with net income of $1.4 million, or $0.09 per diluted share for the comparable three-month period ended May 4, 2002 (the fiscal 2002 first quarter). Net sales in the fiscal 2003 first quarter increased 8.4 percent to $115.2 million from $106.2 million in the fiscal 2002 first quarter.

“Our first-quarter revenue and earnings results were better than anticipated due to favorable customer response across all channels in April, and solid retail store performance throughout the quarter,” said Dennis Pence, chairman and chief executive officer. “In addition, merchandise margins at the store level improved significantly, and the new stores we opened near the end of the period performed above plan.”

“Our focused store assortment gave us a fresh, bright look for spring, and our national magazine advertising and window banners were tightly coordinated to catch the customer’s eye,” said Georgia Shonk-Simmons, president and chief merchandising officer. “Color and novelty continued to be the big merchandising story for the season, with strong response to both solids and prints. We also had continued growth in our sportswear, crop pant and denim business during the quarter.”

During the fiscal 2003 first quarter, the company began classifying its outlet store business and the revenue generated from phone and Internet orders originating at its Retail stores as components of its Retail Segment. The company made these reclassifications to reflect the manner in which the company’s segments are currently managed. Previously, the company’s outlet store business and the revenue generated from phone and Internet orders originating at the company’s Retail stores were classified as components of its Direct Segment. The company has reclassified all prior period financial statements on a consistent basis. These reclassifications had no impact on the company’s consolidated net sales, net income, retained earnings or cash flows for any period.

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 37.3 percent to $33.3 million in the fiscal 2003 first quarter from $24.3 million in the fiscal 2002 first quarter. Retail Segment net sales represented 28.9 percent of the company’s total net sales in the fiscal 2003 first quarter, compared with 22.9 percent in the fiscal 2002 first quarter.

Net sales from the Direct Segment, which encompasses the company’s catalog and e-commerce businesses, decreased (0.1) percent to $81.9 million in the fiscal 2003 first quarter from $82.0 million in the fiscal 2002 first quarter. Direct Segment net sales represented 71.1 percent of the company’s total net sales in the fiscal 2003 first quarter, compared with 77.1 percent in the fiscal 2002 first quarter.

Catalog net sales increased 0.2 percent to $46.0 million in the fiscal 2003 first quarter from $45.9 million in the fiscal 2002 first quarter. Catalog net sales represented 56.1 percent of the Direct Segment’s net sales in the fiscal 2003 first quarter, compared with 55.9 percent in the fiscal 2002 first quarter. Catalog net sales represented 39.9 percent of the company’s total net sales in the fiscal 2003 first quarter, compared with 43.2 percent in the fiscal 2002 first quarter.

E-commerce net sales decreased (0.5) percent to $35.9 million in the fiscal 2003 first quarter from $36.1 million in the fiscal 2002 first quarter. E-commerce net sales represented 43.9 percent of the Direct Segment’s net sales in the fiscal 2003 first quarter, compared with 44.1 percent in the fiscal 2002 first quarter. E-commerce net sales represented 31.2 percent of the company’s total net sales in the fiscal 2003 first quarter, compared with 34.0 percent in the fiscal 2002 first quarter.

The company operated 44 full-line retail stores at the end of the fiscal 2003 first quarter, compared with 30 full-line retail stores at the end of the fiscal 2002 first quarter. The company plans to open 23 full-line retail stores in fiscal 2003, including the three stores opened during the fiscal 2003 first quarter.

Gross profit for the fiscal 2003 first quarter was $45.1 million, or 39.2 percent of net sales, compared with $45.0 million, or 42.3 percent of net sales, for the fiscal 2002 first quarter. The decrease in the gross profit rate primarily was attributable to diminished merchandise margins realized in the Direct Segment’s catalog and Internet businesses, partially offset by improved merchandise margins in the Retail Segment.

Selling, general and administrative (SG&A) expenses for the fiscal 2003 first quarter were $42.1 million, or 36.6 percent of net sales, compared with $42.6 million, or 40.1 percent of net sales, for the fiscal 2002 first quarter. SG&A expenses were positively impacted by the mailing of 1.8 million, or 5.6 percent, fewer catalogs substantially offset by increased costs associated with the company’s retail expansion. The SG&A rate was positively impacted principally by improved response rates to catalogs mailed to the company’s house file and, to a lesser extent, reduced catalog production costs partially offset by increased customer prospecting.

Income from operations for the fiscal 2003 first quarter was $3.0 million, or 2.6 percent of net sales, compared with income from operations of $2.4 million, or 2.2 percent of net sales, for the fiscal 2002 first quarter.

At the end of the fiscal 2003 first quarter the Company had no short- or long-term debt and a cash position of $15.4 million compared with $0.4 million at the end of the fiscal 2002 first quarter. Inventory increased $1.5 million, or 2.3 percent, to $67.8 million in the fiscal 2003 first quarter from $66.3 million in the fiscal 2002 first quarter. The increase was primarily due to the addition of 14 full-line retail stores since the end of the fiscal 2002 first quarter.

As previously announced, Coldwater Creek will host a conference call on Wednesday, May 28, 2003, at 4:45 p.m. EST to discuss fiscal 2003 first quarter results. To listen to the live Web cast, log on to http://www.firstcallevents.com/service/ajwz382000180gf12.html. Also, a link to the live Web cast is provided on the Company’s web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, June 4, 2003. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “495193”.

Coldwater Creek is an integrated triple-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through direct-mail catalogs, an e-commerce web site at www.coldwatercreek.com and a growing number of full-line retail stores primarily in major metropolitan areas.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our cost-control initiatives, marketing costs, realized and anticipated cost-efficiencies, selling, general and administrative expenses, retail expansion, sales and revenue growth, and financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends, and the current economic climate, which continues to adversely affect the retail sector; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; the possibility that our buy now/wear now strategy will not be appealing to customers, and that it could be impacted by unseasonable weather patterns, the difficult selling environment or other factors beyond our control; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends, particularly in the current difficult economic climate and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Director of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share, ratio data and store counts)

	Three Months Ended
Statements of Operations:	May 3, 2003	May 4, 2002 (a)
Net sales	$115,204	$106,241
Cost of sales	70,055	61,253

Gross profit	45,149	44,988
Selling, general and administrative expenses	42,110	42,603

Income from operations	3,039	2,385
Interest, net, and other	131	8

Income before income taxes	3,170	2,393
Income tax provision	1,256	979

Net income	$1,914	$1,414

Net income per share—Basic (b)	$0.12	$0.09

Weighted average shares outstanding—Basic (b)	15,976	15,807

Net income per share—Diluted (b)	$0.12	$0.09

Weighted average shares outstanding—Diluted (b)	16,046	15,990

Supplemental Data:
	Three Months Ended
Operating Statistics:	May 3, 2003	May 4, 2002
Active customers (c)	2,610	2,461
Catalogs mailed	29,992	31,770
Full-line retail store count	44	30
Resort store count	2	2
Outlet store count	16	9
Full-line retail store square footage	311	227

Balance Sheet Data:	May 3, 2003	February 1, 2003	May 4, 2002
Cash and cash equivalents	$15,391	$26,630	$442
Inventories	67,795	59,686	66,273
Current assets	105,416	105,885	83,676
Current liabilities	66,680	68,520	52,726
Current ratio	1.6	1.5	1.6

	Three Months Ended
Channel Net Sales:	May 3, 2003	May 4, 2002
Catalog	$45,946	$45,853
Internet	35,926	36,109
Retail	33,332	24,279

Total	$115,204	$106,241

Note (a): The amounts for the three-months ended May 4, 2002 reflect the recasting of the fiscal quarter as a result of the Company changing its fiscal year-end from the Saturday nearest to February 28th to the Saturday nearest to January 31st, effective February 1, 2003.

Note (b): The above weighted average shares outstanding and net income per share amounts reflect a 50% stock dividend having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002.

Note (c): An "active" customer is defined as a customer who has purchased merchandise from the Company via any of its three sales channels during the preceding twelve months.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS

	May 3, 2003	February 1, 2003	May 4, 2002
CURRENT ASSETS:
Cash and cash equivalents	$15,391	$26,630	$442
Receivables	8,504	6,112	3,924
Inventories	67,795	59,686	66,273
Prepaid and other	5,162	4,409	5,147
Prepaid and deferred catalog costs	6,649	7,133	5,640
Deferred income taxes	1,915	1,915	2,250

Total current assets	105,416	105,885	83,676
Property and equipment, net	82,933	81,214	78,557
Other	829	548	718

Total assets	$189,178	$187,647	$162,951

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$46,309	$45,951	$34,362
Accrued liabilities	20,371	18,919	18,364
Income taxes payable	—	3,650	—

Total current liabilities	66,680	68,520	52,726
Deferred income taxes	1,631	1,631	3,794
Deferred rents	12,990	11,533	8,041

Total liabilities	81,301	81,684	64,561

Commitments and contingencies			—

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 60,000,000 shares authorized, 16,185,111, 16,185,111 and 16,121,700 shares issued, respectively (a)	162	162	161
Additional paid-in capital	51,286	51,286	50,169
Treasury shares, at cost, 209,100 shares	(4,715)	(4,715)	(4,715)
Retained earnings (a)	61,144	59,230	52,775

Total stockholders' equity	107,877	105,963	98,390

Total liabilities and stockholders' equity	$189,178	$187,647	$162,951

Note (a): The above common stock issued and retained earnings amounts reflect a 50% stock dividend having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	May 3, 2003	May 4, 2002
OPERATING ACTIVITIES:
Net income	$1,914	$1,414
Non cash items:
Depreciation and amortization	4,070	3,562
Deferred rent amortization	(203)	(64)
Deferred income taxes	—	2,924
Tax benefit from exercises of stock options	—	196
Other	—	92
Net change in current assets and liabilities:
Receivables	(2,392)	2,409
Inventories	(8,109)	(18)
Prepaid and other	(555)	(1,167)
Prepaid and deferred catalog costs	484	740
Accounts payable	358	(9,377)
Accrued liabilities	(7)	2,387
Current income taxes	(3,650)	(805)
Deferred rents	1,972	1,204

Net cash (used in) provided by operating activities	(6,118)	3,497

INVESTING ACTIVITIES:
Purchase of property and equipment	(4,604)	(5,183)
Repayments of executive loans	—	267

Net cash used in investing activities	(4,604)	(4,916)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options	—	497
Other financing costs	(517)	—

Net cash (used in) provided by financing activities	(517)	497

Net decrease in cash and cash equivalents	(11,239)	(922)
Cash and cash equivalents, beginning	26,630	1,364

Cash and cash equivalents, ending	$15,391	$442

SUPPLEMENTAL CASH FLOW DATA:
Cash paid for income taxes	$5,361	$10